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                                                                      Exhibit 23

              INDEPENDENT AUDITORS' REPORT ON SCHEDULE AND CONSENT

To the Board of Directors and Stockholders
Allergan, Inc.:

The audits referred to in our report dated January 27, 2003, included the related financial statement schedule as of December 31, 2002, and for each of the years in the three-year period ended December 31, 2002. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statement schedule based on our audits. In our opinion, such schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth herein.

We consent to the incorporation by reference in the Company's Registration Statements on Form S-8 (Nos. 33-29527, 33-29528, 33-44770, 33-48908, 33-66874,
333-09091, 333-04859, 333-25891, 333-43580, 333-43584, 333-64559, 333-70407,
333-94155, 333-94157 and 333-65176) and on Form S-3 (Nos. 33-55061, 33-69746,
333-50524, 333-99219 and 333-102425), of our reports, dated January 27, 2003, with respect to the consolidated balance sheets of Allergan, Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2002, and the related schedule, which reports appear in the December 31, 2002, annual report on Form 10-K of Allergan, Inc. Our report refers to a change in method of accounting for derivative instruments and hedging activities in 2001 and the method of accounting for goodwill and intangible assets in 2002.

/s/  KPMG LLP


Costa Mesa, California
March 13, 2003